SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Seaspan Corporation

(Name of Subject Company (Issuer))

Seaspan Corporation

(Names of Filing Persons (Issuer and Offeror))

Class A Common Shares, $0.01 par value

(Title of Class of Securities)

Y75638109

(CUSIP Number of Class of Securities)

Sai W. Chu

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

China

Telephone: +852 (2540) 1686

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

David Matheson

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209

Telephone: (503) 727-2144

Facsimile: (503) 346-2144

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$ 150,000,000	$ 17,190

(1)	The transaction value is estimated only for purposes of calculating the filing fee. This amount assumes the purchase of 10,000,000 Class A common shares, $0.01 par value, at $ 15.00 per share.
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Advisory No. 3 for fiscal year 2012, equals $114.60 per $1,000,000 of the value of the transaction.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:
Form or Registration No.:	Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

INTRODUCTION

This Tender Offer Statement on Schedule TO relates to the offer by Seaspan Corporation, a Republic of The Marshall Islands corporation (“Seaspan,” the “Company” or “our”), to purchase up to 10,000,000 of its Class A common shares, $0.01 par value per share (the “Shares”), at a price of $15.00, net to the seller in cash, less any applicable withholding taxes and without interest. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 13, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended.

The information contained in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, is incorporated herein by reference in answer to Items 1 through 11 in this Tender Offer Statement on Schedule TO, as more particularly described below.

Item 1.	Summary Term Sheet.

The information set forth in the section captioned “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address: The name of the issuer is Seaspan Corporation, a Republic of The Marshall Islands corporation. The address of its principal executive office is Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West , Hong Kong, China, and its telephone number is +852 (2540) 1686. The information set forth in Section 10 (“Certain Information Concerning Us”) of the Offer to Purchase is incorporated herein by reference.

(b) Securities: The information set forth in the section captioned “Introduction” in the Offer to Purchase is incorporated herein by reference.

(c) Trading Market and Price: The information set forth in Section 8 (“Price Range of Shares; Dividends”) of the Offer to Purchase is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address: The Company is the filing person. The Company’s address and telephone number are set forth in Item 2 above. The information set forth in Section 10 (“Certain Information Concerning Us”) and Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 4.	Terms of the Transaction.

(a) Material Terms: The following sections of the Offer to Purchase contain a description of the material terms of the transaction and are incorporated herein by reference:

•	“Introduction”;

•	“Summary Term Sheet”;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Offer; Certain Effects of the Offer”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditional Tender of Shares”);

•	Section 7 (“Conditions of the Offer”);

•	Section 9 (“Source and Amount of Funds”);

•	Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 13 (“Certain Tax Consequences”);

•	Section 14 (“Extension of the Offer; Termination; Amendment”); and

•	Section 16 (“Miscellaneous”).

(b) Purchases: The information set forth in the sections of the Offer to Purchase captioned “Introduction” and “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes: The information set forth in the section of the Offer to Purchase captioned “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”) of the Offer to Purchase is incorporated herein by reference.

(b) Use of the Securities Acquired: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”) of the Offer to Purchase is incorporated herein by reference.

(c) Plans: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 8 (“Price Range of Shares; Dividends”) and Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds: The information set forth in Section 9 (“Source and Amount of Funds”) of the Offer to Purchase is incorporated herein by reference.

(b) Conditions: The information set forth in Section 7 (“Conditions of the Offer”) of the Offer to Purchase is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

(b) Securities Transactions: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used

(a) Solicitations or Recommendations: The information set forth in Section 15 (“Fees and Expenses”) of the Offer to Purchase is incorporated herein by reference.

Item 10.	Financial Statements.

Not applicable, in reliance on Instruction 2 to this Item 10.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 10 (“Certain Information Concerning Us”), Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and Section 12 (“Certain Legal Matters; Regulatory Approvals”) of the Offer to Purchase is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

(c) Other Material Information: The information in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(i)	Offer to Purchase, dated December 13, 2011.

(a)(1)(ii)	Letter of Transmittal (including IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(v)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(5)(i)	Press Release, dated December 13, 2011.

(a)(5)(ii)	Summary Advertisement, dated December 13, 2011.

(b)	None.

(d)(1)	Seaspan Corporation Stock Incentive Plan (incorporated herein by reference to Exhibit 4.2 to the Company’s Form 20-F (File No. 1-32591), filed with the SEC on March 17, 2006).

(d)(2)	First Amendment to Seaspan Corporation Stock Incentive Plan, effective October 23, 2010 (incorporated herein by reference to Exhibit 4.7 to the Company’s Form 20-F (File No. 1-32591), filed with the SEC on March 30, 2011).

(d)(3)	Amended and Restated Executive Employment Agreement between Seaspan Ship Management Ltd. and Gerry Wang, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.5 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(4)	Employment Agreement between Graham Porter and Seaspan Advisory Services Limited (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 (File No. 333-126762), filed with the SEC on July 21, 2005).

(d)(5)	Form of Indemnification Agreement between Seaspan Corporation and each of Kyle Washington, Gerry Wang, Kevin M. Kennedy, David Korbin, Peter Shaerf, Peter Lorange, Milton K. Wong, Barry R. Pearl, Sai W. Chu, Christa L. Scowby, Ken Low and John Hsu (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-1 (File No. 333-126762), filed with the SEC on July 21, 2005).

(d)(6)	Executive Employment Agreement between Seaspan Corporation and Gerry Wang, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.4 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(7)	Transaction Services Agreement between Seaspan Corporation and Gerry Wang, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.6 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(8)	Graham Porter Letter Agreement, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.9 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(9)	Registration Rights Agreement by and among Seaspan Corporation and the investors named therein dated August 8, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company’s Amendment No. 2 to Form F-1 (File No. 333-126762), filed with the SEC on August 4, 2005).

(d)(10)	Registration Rights Agreement by and among Seaspan Corporation and the investors named therein dated January 30, 2009 (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 6-K (File No. 1-32591), filed with the SEC on February 2, 2009).

(d)(11)	Amended and Restated Shareholders Rights Agreement, dated April 19, 2011 (incorporated herein by reference to Exhibit 4.1 to Form 6-K (File No. 1-32591), filed with the SEC on April 19, 2011).

(g)	None.

(h)	None.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SEASPAN CORPORATION

/s/ Sai W. Chu
Name: Sai W. Chu
Title: Chief Financial Officer

Date: December 13, 2011

Index to Exhibits

Exhibit Number	Description

(a)(1)(i)	Offer to Purchase, dated December 13, 2011.

(a)(1)(ii)	Letter of Transmittal (including IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(v)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(5)(i)	Press Release, dated December 13, 2011.

(a)(5)(ii)	Summary Advertisement, dated December 13, 2011.

(b)	None.

(d)(1)	Seaspan Corporation Stock Incentive Plan (incorporated herein by reference to Exhibit 4.2 to the Company’s Form 20-F (File No. 1-32591), filed with the SEC on March 17, 2006).

(d)(2)	First Amendment to Seaspan Corporation Stock Incentive Plan, effective October 23, 2010 (incorporated herein by reference to Exhibit 4.7 to the Company’s Form 20-F (File No. 1-32591), filed with the SEC on March 30, 2011).

(d)(3)	Amended and Restated Executive Employment Agreement between Seaspan Ship Management Ltd. and Gerry Wang, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.5 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(4)	Employment Agreement between Graham Porter and Seaspan Advisory Services Limited (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 (File No. 333-126762), filed with the SEC on July 21, 2005).

(d)(5)	Form of Indemnification Agreement between Seaspan Corporation and each of Kyle Washington, Gerry Wang, Kevin M. Kennedy, David Korbin, Peter Shaerf, Peter Lorange, Milton K. Wong, Barry R. Pearl, Sai W. Chu, Christa L. Scowby, Ken Low and John Hsu (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-1 (File No. 333-126762), filed with the SEC on July 21, 2005).

(d)(6)	Executive Employment Agreement between Seaspan Corporation and Gerry Wang, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.4 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(7)	Transaction Services Agreement between Seaspan Corporation and Gerry Wang, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.6 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(8)	Graham Porter Letter Agreement, dated March 14, 2011 (incorporated herein by reference to Exhibit 4.9 to Form 6-K (File No. 1-32591), filed with the SEC on March 14, 2011).

(d)(9)	Registration Rights Agreement by and among Seaspan Corporation and the investors named therein dated August 8, 2005 (incorporated herein by reference to Exhibit 10.1 to the Company’s Amendment No. 2 to Form F-1 (File No. 333-126762), filed with the SEC on August 4, 2005).

(d)(10)	Registration Rights Agreement by and among Seaspan Corporation and the investors named therein dated January 30, 2009 (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 6-K (File No. 1-32591), filed with the SEC on February 2, 2009).

Exhibit Number	Description

(d)(11)	Amended and Restated Shareholders Rights Agreement, dated April 19, 2011 (incorporated herein by reference to Exhibit 4.1 to Form 6-K (File No. 1-32591), filed with the SEC on April 19, 2011).

(g)	None.

(h)	None.